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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant    ☐                             Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

C.H. ROBINSON WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 15, 2008

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 15, 2008 at 1:00 p.m., local time, at our branch office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect three directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2008;

3.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 25, 2008 as the record date for determining holders of our Common Stock that are entitled to notice of, and to vote at, our Annual Meeting.

You are cordially invited to attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, please ensure your representation at the Annual Meeting by completing, signing, and dating the enclosed proxy card, voting by telephone, or voting by using the Internet. Your enclosed proxy card includes instructions for each of these voting options. If you decide later to revoke your proxy, you may do so at any time before it is voted.

Important notice regarding the availability of proxy materials for the shareholders meeting to be held on May 15, 2008; our proxy statement and annual report are posted on the SEC Filings section of the Investors page of our website at www.chrobinson.com.

By Order of the Board of Directors

Linda U. Feuss Secretary

April 4, 2008

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2008 ANNUAL MEETING OF SHAREHOLDERS

May 15, 2008

We are providing this Proxy Statement in connection with the solicitation of the enclosed proxy. The proxy is for use at the 2008 C.H. Robinson Annual Meeting of Shareholders. Our Annual Meeting will be held at 1:00 pm local time on Thursday, May 15, 2008 at our branch office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting.

This proxy is solicited by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect three directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2008;

3.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

This Proxy Statement and Proxy Card are being mailed to our shareholders with our Annual Report to Shareholders beginning on or about April 4, 2008.

Who is entitled to vote?

Holders of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 25, 2008, are entitled to vote at our Annual Meeting. March 25, 2008 is referred to as the record date. As of March 25, 2008, approximately 170,684,000 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by using the Internet. In order to achieve a quorum and to conduct business at the Annual Meeting, shares representing a majority of our issued and outstanding Common Stock as of the record date must be present and entitled to vote. If a quorum is not present or represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is present or represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of C.H. Robinson’s Common Stock will be voted as you have instructed:

•	By Mail: Simply complete, sign, and date the enclosed Proxy Card and return it in the postage-paid envelope provided.

•

By Telephone: If you are a registered shareholder (you hold your stock in your own name) and you live in the United States, you may submit your proxy by touch-tone telephone by calling 1-800-690-6903 and following the instructions. See the enclosed Proxy Card for more details.

•

By Internet: If you are a registered shareholder and have Internet access, you may submit your proxy from any location in the world by going to http://www.proxyvote.com and entering your 12-digit Control Number located on your Proxy Card. See the enclosed Proxy Card for more details.

Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the Internet.

What happens if I return my proxy without voting instructions, or withhold or abstain on a proposal?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the nominees for director named in this Proxy Statement; and

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte entities) (“Deloitte & Touche”) as our independent registered public accounting firm.

If you return a proxy that withholds authority to vote for a nominee for director, then your shares of Common Stock covered by your proxy:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to that nominee; and

•	Will not be voted for that nominee.

With regard to the other proposals in this Proxy Statement, if you abstain from voting, then your shares:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote for these proposals; and

•

Will not be voted in favor of them. Abstentions have the effect of counting as votes against a proposal, because they add to the pool of votable shares for a proposal without contributing to the affirmative votes required to approve it.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation, to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

C.H. Robinson Worldwide, Inc. did not receive written notice of any shareholder proposal and, as of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed Proxy Card will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors is divided into three classes. Shareholders elect the members of each class to serve three-year terms with the term of office of each class ending in successive years. Robert Ezrilov, Wayne Fortun and Brian Short are directors in the class whose term expires at the Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated them for election to the Board of Directors at the Annual Meeting for terms of three years. Each has indicated a willingness to serve.

The other directors will continue in office for their existing terms. Kenneth Keiser, Gerald Schwalbach and John Wiehoff serve in the class whose term expires in 2009. Steven Polacek, ReBecca Roloff and Michael Wickham serve in the class whose term expires in 2010. There are currently no vacancies on the Board of Directors.

John Wiehoff and Linda Feuss will vote the proxies received by them for the election of Mr. Ezrilov, Mr. Fortun and Mr. Short, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John Wiehoff and Linda Feuss may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

In connection with its evaluation of director independence, the Board of Directors considered two director relationships. Mr. Short holds an interest in Admiral Merchants Motor Freight, Inc., (AMMF), which from time-to-time uses the management and information services of our subsidiary, T-Chek Systems, Inc. In 2007, C.H. Robinson engaged AMMF as a carrier. In addition we receive legal services from Dorsey & Whitney, LLP, of which Marianne D. Short, the sister of Mr. Short, is managing partner. The Board of Directors has determined that all of the directors, except for John Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. Information concerning the incumbent directors is below.

Robert Ezrilov (Nominee with term expiring in 2011)	Robert Ezrilov, 63 years old, has been a director of the company since 1995. Currently, Bob is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was President of Metacom, Inc., a company that sold prerecorded music on interactive displays. From April 1995 to July 1997, Bob was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 subsequent to his obtaining a BSB degree at the University of Minnesota. He also serves on the Board of Directors of Christopher & Banks, Inc. (an apparel retailer), and as an advisory board member to Holiday Companies (a group of related companies engaged in retailing and petroleum products).

Wayne M. Fortun (Nominee with term expiring in 2011)	Wayne M. Fortun, 59 years old, has been a director of C.H. Robinson since 2001. He is President and Chief Executive Officer of Hutchinson Technology Inc., a world leader in precision manufacturing of suspension assemblies for disk drives. Wayne joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected Director, President and Chief Operating Officer of Hutchinson Technology Inc., and in May 1996, he was appointed its Chief Executive Officer. Wayne also serves on the Board of Directors of G&K Services, Inc., Hutchinson Area Health Care, and the Juran Center Executive Advisory Board.

Brian P. Short (Nominee with term expiring in 2011)	Brian P. Short, 58 years old, has been a director of the company since 2002. He is Chief Executive Officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production and real estate.

Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Brian also serves as a legal mediator and previously served as a United States Magistrate. Mr. Short serves on the board of Allina Hospitals & Clinics and as the chair of its Audit and Compliance Committee. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, University of St. Thomas School of Law and William Mitchell College of Law. Brian has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Kenneth E. Keiser (Term expires in 2009)	Kenneth E. Keiser, 57 years old, has been a director of the company since August, 2005. He is President and Chief Operating Officer of PepsiAmericas. Prior to his current position, Ken was President and Chief Operating Officer of Delta Beverage Company, which merged with PepsiAmericas in 1998. He also worked for 14 years with the Pepsi-Cola Bottling Group where he held a variety of positions in sales and operations. Ken has served as a Director for Champion Air in Minneapolis and on the Executive Committee of the Minnesota Twins. He holds a Bachelor of Arts from Michigan State University and served in the U.S. Army.

Gerald A. Schwalbach (Term expires in 2009)	Gerald A. Schwalbach, 63 years old, has been a director of the company since 1997. He has been Chairman of the Board of Spensa Development Group, LLC and related companies since formation in 2003. For more than five years prior to that time, he served as Chairman of the Board of Two S Properties, Inc. and related companies. Spensa Development Group, LLC is a successor to some of the real estate interests of the former Two S Properties, Inc. group of companies. He was a director of BORN Information Services, Inc., a computer consulting firm, from 1998 to 2004. In 1999, he became a director of TCF Financial Corporation, a bank holding company. Gerald was a director of TCF National Bank Minnesota in 1998, a subsidiary of TCF Financial Corporation. He graduated from Mankato State University in 1966 with a Bachelor of Arts degree.

John P. Wiehoff (Term expires in 2009)	John P. Wiehoff, 46 years old, has been Chief Executive Officer of C.H. Robinson since May 2002, President of the company since December 1999, a director since 2001, and became the Chairman in January 2007. Previous positions with the company include Senior Vice President from October 1998, Chief Financial Officer from July 1998 to December 1999, Treasurer from August 1997 to June 1998, and Corporate Controller from 1992 to June 1998. Prior to that, John was employed by Arthur Andersen LLP. John also serves on the Board of Directors of Polaris Industries Inc. and Donaldson Company, Inc. He holds a Bachelor of Science degree from St. John’s University.

Steven L. Polacek (Term expires in 2010)	Steven L. Polacek, 48 years old, has been a director of the company since 2007. He is Chief Administrative and Chief Financial Officer of Opus Corporation, a privately-held real estate development firm based in Minneapolis, Minnesota. He had held his current position since September 2005. He joined Deloitte & Touche LLP as a partner in 2002. Upon graduation from the University of Nebraska-Lincoln with a Bachelor of Science degree in 1982, Steve joined Arthur Andersen & Co. and was admitted as a partner in 1993. From 1995 to 2002 he served as Managing Partner of the firm’s Minneapolis office. His community service has included service on the Board of Directors of Catholic Charities and Washburn Child Guidance Center. He currently serves as a board member for Opus Foundation as well as Chair of the Board of Trustees of the Academy of Holy Angels.

ReBecca Koenig Roloff (Term expires in 2010)	ReBecca Koenig Roloff, 54 years old, has been a director of the company since 2004. She has been the Chief Executive Officer of the Minneapolis YWCA since May, 2005. Prior to that, she was a Senior Vice President at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Becky worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as Vice President and Business Manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Becky holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from The College of St. Catherine in St. Paul, Minnesota. She has chaired several community Board of Trustees including The Blake School in Hopkins, Minnesota, The College of St. Catherine, and The Children’s Theatre Company. She currently serves as a board member for Allina Hospitals and Clinics.

Michael W. Wickham (Term expires in 2010)	Michael W. Wickham, 61 years old, joined C.H. Robinson as a director in 2004. He retired as Chairman of the Board of Roadway Corporation in December, 2003, where he was Chairman and CEO from 1996 to 2003. Prior to that, he was the President of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mike founded and was Chairman of the Board of the Motor Freight Carriers Association. He also founded and chaired American Transportation Research Institute, and is a director of Republic Services. He has served on the Board of Directors of Children’s Hospital in Akron, Ohio and on its Foundation Board.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Messrs. Ezrilov, Fortun and Short as directors of C.H. Robinson.

A majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Annual Meeting, must vote for the election of a nominee to elect the nominee as director, provided that the total number of shares of Common Stock that vote on the proposal represent a majority of the Common Stock outstanding on the record date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend. Directors attending the 2007 Annual Meeting of Shareholders were: Robert Ezrilov, Wayne Fortun, Kenneth Keiser, ReBecca Roloff, Gerald Schwalbach, Brian Short, Michael Wickham, and John Wiehoff. During 2007, the Board of Directors held five meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Governance Committee, and the Compensation Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair	x
Kenneth Keiser		x
Steven Polacek	x		x
ReBecca Roloff	x	x
Gerald Schwalbach	x	x
Brian Short	x		Chair
Michael Wickham		x	X

The Audit Committee

All Audit Committee members are “independent” under applicable NASDAQ listing standards and SEC rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Mr. Ezrilov, Mr. Polacek, Mr. Schwalbach, and Mr. Short meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review and discharge our independent auditors, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls or audit matters. In addition, the Audit Committee is responsible for:

(1)	reviewing the scope, results, timing and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination and any accompanying management letters;

(2)	assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Independence Standards Board Standard;

(3)	reviewing and approving in advance the services provided by the independent auditors;

(4)	overseeing the internal audit function; and

(5)	reviewing the company’s significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The Audit Committee held five meetings during 2007. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2008 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 30 of this Proxy Statement.

The Governance Committee

All members of the Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. The Governance Committee is responsible for:

(1)	identifying and recommending candidates for service on the Board of Directors;

(2)	adopting and revising the company’s Corporate Governance Guidelines;

(3)	leading the Board of Directors in its annual review of the performance of the Board and the Board Committees;

(4)	recommending director nominees for Board Committees;

(5)	periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(6)	making all determinations as to whether a director is independent under all applicable requirements; and

(7)	periodically reviewing the company’s Corporate Compliance Program with the company’s general counsel to recommend any appropriate changes to the Board.

The Governance Committee will consider Board of Director nominees recommended by shareholders that are submitted according to our company’s Bylaws. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held two meetings during 2007.

The Compensation Committee

All Compensation Committee members are “independent” under applicable NASDAQ listing standards, and IRS and SEC rules and regulations. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development and succession planning. In addition, the Compensation Committee is responsible for:

(1)	reviewing corporate performance and the performance of the Chief Executive Officer;

(2)	determining the compensation and benefits for the Chief Executive Officer and other executive officers of the company;

(3)	establishing the company’s compensation policies and practice;

(4)	administering the company’s incentive compensation and stock plans; and

(5)	administering the company’s benefits plans.

The Compensation Committee held four meetings during 2007. See “2007 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 26 of this Proxy Statement.

The charters for each of the Committees of the Board of Directors and a reference guide for our company’s code of ethics, which is a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board, business contacts, community leaders, third-party advisory services, and members of management. The Governance Committee also considers shareholder recommendations for director nominees that are properly received according to the company’s Bylaws and applicable rules and regulations of the SEC.

The Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. The Board believes that the directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer, expertise in a particular business discipline, and diversity of talent, experience, accomplishments, and perspective. Directors should be able to provide insights and practical wisdom based on their experience and expertise.

Shareholders wishing to nominate a director candidate must give written notice to the company’s Secretary, either by personal delivery or by United States mail, postage prepaid, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. The shareholder’s notice must include all information relating to each person whom the shareholder proposes to nominate that is required to be disclosed under applicable SEC rules and regulations. This must include the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee, and to serving as a director if elected. The shareholder’s notice must also include:

(1)	the name and address of the shareholder making the nomination;

(2)	the number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	a representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	a description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with the 2008 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2009 Annual Meeting must do so before February 14, 2009 to provide adequate time to consider the nominee and comply with our company’s Bylaws.

Compensation of Directors

In 2007, each independent director of C.H. Robinson was paid an annual retainer of $60,000 and no additional meeting fees. The Audit Committee chair received an additional annual retainer of $10,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $5,000. Other members of the Audit Committee received an additional annual retainer of $5,000, and other members of the Governance and Compensation Committees received additional annual retainers of $2,500. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended. For 2006 and 2007, the Board of Directors adopted an amended compensation plan that provides for performance based restricted stock unit awards for directors. This was an annual grant of restricted stock units, valued at $30,000, to non-employee directors, subject to the same performance-based criteria as management restricted stock awards for 2007. The plan was further amended for 2008 to increase the value to $50,000, better aligning compensation with market benchmarks. Directors are required to own a minimum of five times their annual cash retainer in company stock no later than five years after joining the board. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board meetings and for expenses incurred in obtaining continuing education related to service on our Board.

Directors who are also employees of C.H. Robinson are not separately compensated for any services provided as a director.

Director Compensation Table

Name	Total	Fees Earned or Paid in Cash		(1) Stock Awards	Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Robert Ezrilov	102,500	72,500		30,000	0	0	0
Gerald A. Schwalbach	97,500	67,500	(2)	30,000	0	0	0
Wayne M. Fortun	97,500	67,500		30,000	0	0	0
Brian P. Short	100,000	70,000	(3)	30,000	0	0	0
Michael W. Wickham	95,000	65,000	(4)	30,000	0	0	0
ReBecca Koenig Roloff	97,500	67,500	(5)	30,000	0	0	0
Kenneth E. Keiser	92,500	62,500	(6)	30,000	0	0	0
Steve L. Polacek	62,500	32,500	(7)	30,000	0	0	0

(1)	The dollar value reflected in this column was awarded as restricted stock units of the company which are available to vest over five calendar years beginning in 2007. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. Shares equal to the number of restricted stock units will be distributed to the director after their board membership terminates.

(2)	Mr. Schwalbach has elected to receive the dollar value of these fees in unrestricted common shares of the company.

(3)	Mr. Short has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after he terminates board membership.

(4)	Mr. Wickham has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after he terminates board membership.

(5)	Ms. Roloff has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after she terminates board membership.

(6)	Mr. Keiser has elected to receive the dollar value of these fees in unrestricted common shares of the company.

(7)	Mr. Polacek has elected to receive his board annual retainer in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after he terminates board membership. He has elected to receive the dollar value of his committee fees in unrestricted common shares of the company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne Fortun, Robert Ezrilov, Kenneth Keiser, ReBecca Roloff, Gerald Schwalbach, and Michael Wickham. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

2007 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our branch network, our sales employees and managers are paid in large part based on the profitability of their branch. Approximately 2,300 employees throughout the company, over 30 percent of our total employees, hold equity they received through our Omnibus Stock Plan as part of our compensation program, which promotes long-term ownership and alignment with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	provide a level of total compensation necessary to attract, retain and motivate high quality executives;

(2)	provide incentive compensation aligned with company earnings at various levels;

(3)	emphasize team and company performance;

(4)	balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

To support our executive compensation programs, the Compensation Committee reviews market data and assesses the company’s competitive position in each of the three primary components of executive compensation: base salary, non-equity incentive plan compensation (“incentive compensation”), and equity compensation. Compensation decisions regarding individual executives are based on additional factors such as individual performance, level of responsibility, unique skills of the executive, and demands of the position. The following descriptions of the primary elements of compensation contain additional detail regarding our compensation objectives and philosophy.

II. Elements of Compensation

Base salary

Annual base salary is designed to compensate our executives for sustained performance as part of a total compensation package necessary to attract, retain and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. While the company strives to provide a fair base salary and benefits, the compensation philosophy emphasizes the allocation of a significant percentage of compensation to incentive or performance-based compensation.

Base salaries are reviewed annually but are adjusted only periodically when conditions warrant an adjustment based on:

(1)	responsibilities of the position;

(2)	tenure in the position;

(3)	the relative experience of the particular individual;

(4)	salary relative to other elements of the individual executive’s compensation; and

(5)	an evaluation of the executive’s base salary relative to the market.

We believe that annual compensation adjustments are better implemented through incentive compensation, which uses the company’s variable compensation model that is based on profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2007 for the chairman and chief executive officer and each of the other named executive officers.

Non-Equity Incentive Plan Compensation (“Incentive Compensation”)

C.H. Robinson incentive compensation awards are designed to reward our executives for maintaining and growing C.H. Robinson’s earnings. Our incentive compensation supports our compensation goals of alignment with corporate performance and the interests of our shareholders, balancing short-term and long-term profitability and growth. These awards are designed to reward the executive for pre-tax earnings at multiple thresholds. In order to emphasize the importance of overall company profitability as a measure of executive performance, approximately 60% of the total cash compensation paid to executives in 2007 was non-equity incentive compensation.

For over 60 percent of our employees, incentive compensation is based on the profits of their branch. Consistent with that performance-based approach, and given their broader responsibilities, our CEO’s and CFO’s annual incentive compensation awards are calculated based on predetermined bonus increments for the achievement of ranges of our company’s adjusted pre-tax income. Incentive compensation for other named executive officers with supervisory responsibility for specific branches is based on ranges of the pre-tax income of a group of branches they supervise. An annual incentive compensation plan is created for each executive at the beginning of the calendar year. Incentive compensation cash payments are calculated based on pre-tax income before deducting expenses for the executive incentive plan (adjusted pre-tax income) in each of the ranges on the respective executive’s incentive plan. If the adjusted pre-tax income falls within a range, the executive is paid a pro-rata portion of their bonus for that range. The plan is designed so that incentive compensation is variable based on the company’s or certain branches’ earnings. Executive incentive compensation begins to accrue with the first dollar of profitability, but payouts are based on a variable scale to preserve our variable compensation model and provide appropriate incentives for earnings growth. As a consequence, the incentive compensation program awards smaller amounts of incentive compensation at lower growth rates of company or branch profitability. Our incentive compensation program varies incentive compensation across all levels of profitability and is not based on any single target for company or branch performance.

While the basic philosophy for calculating incentive compensation is the same for all executives, each executive has a unique annual incentive compensation plan. Awards vary based on differing responsibilities and incentives for growth in those areas of responsibility. Individual incentive compensation opportunity is determined based on the executive’s role, performance, and total compensation as compared to market benchmarks. The various adjusted pre-tax income ranges and percentages awarded within those ranges are adjusted annually based upon individual responsibilities and performance.

In limited circumstances, portions of these incentives may be guaranteed for some periods due to role transition or other subjective factors. There were no incentive guarantees for executives in 2007. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below contains the annual incentive compensation earned for 2007 for the chairman and chief executive officer and each of the other named executive officers.

Equity

We use equity awards as our primary tool for aligning our executives with long term shareholder interests, rewarding the achievement of overall company performance, and retaining key personnel. We believe these awards are an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved Omnibus Stock Plan is designed to give us flexibility to achieve these objectives. It allows us to grant options, restricted stock, restricted stock units and other types of equity based compensation. Officers, other employees, trusts for the benefit of employees, consultants and eligible independent contractors of C.H. Robinson may receive equity awards. The amount of awards is determined based on the participant’s role, performance, and total cash compensation as compared to market benchmarks.

Restricted Stock

In 2003, we began regularly issuing restricted stock and restricted stock units as our primary equity awards because we believe these awards are an effective tool for creating long term ownership and alignment between employees and our shareholders. Prior to 2003, we used restricted stock grants occasionally, including a grant in 2000 of 338,984 shares to Mr. Wiehoff that vests in equal annual installments over fifteen years. Between 1997 and 2003, we used stock options as our primary equity compensation tool. Our practice with respect to stock option grants is also discussed below, in the section on Stock Options.

For most of our restricted stock awards, restricted shares and units are available to vest for up to five calendar years, based on company performance. The vesting is based on our long-term growth goal of 15 percent annual growth for operating income and earnings per share. The vesting percentage for each year is determined by the following formula: we average the year–over-year growth rates in income from operations and diluted net income per share, and then add five percentage points to that number. Therefore, if we reach our long term growth goals in each year during that five year period, our restricted stock and units will be fully vested by the end of the fifth year. Any shares or units that are unvested at the end of the five years are forfeited back to the company.

Some restricted stock awards were awarded in multi-year cycles. Our executives and other management employees received restricted stock awards in 2003 and 2005 (with vesting commencing in 2003 and 2006, respectively). Restricted shares granted to this group in 2003 are in the Deferred Compensation Plan. Due to our strong performance during 2003, 2004 and 2005, the 2003 restricted stock awards fully vested in three years. The vesting percentage based on the formula above was 23, 32, and 45 percent, respectively, for the three years of the 2003 restricted stock award. Restricted shares granted in 2005 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2006. Restricted shares granted in 2005 vested 35 percent in 2006, and 27 percent in 2007, based on this formula. No restricted stock awards were made to the named executive officers during 2007.

The stock award column of the Summary Compensation Table contains the amount of the restricted stock expense that the company recorded in its financial statements for the chairman and chief executive officer and each of the other named officers. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

For our executives, delivery of the vested shares, which are held in the deferred compensation plan, for the 2003 award begins six months after termination of employment, and the shares are delivered in five annual installments. For the 2005 award, delivery of the vested shares occurs on the earlier of two years after termination or January 2013. However, the executives were allowed the option to further delay delivery of the vested shares. The specific choice for delivery was made by each named executive officer before the restricted shares began vesting and can be found in the footnotes to the Summary Compensation Table.

Dividends are paid on all restricted shares, vested or unvested. These dividends are considered wages by the IRS until the shares are delivered to the participant. Dividends paid on restricted equity awards for the last three years for the named executive officers are in the Dividends Paid on Restricted Shares of Stock Table below.

For financial reporting purposes, we account for share-based compensation in accordance with SFAS No. 123R, Share Based Payment. Under this standard, the fair value of each share-based payment award is established on the date of grant. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The discount was 12 percent for both 2003 and 2005 grants and is calculated using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The fair value of restricted stock and units is expensed as they vest.

Stock Options

C.H. Robinson awarded stock options from 1997 to 2003. The grant date for those awards was based on the date the chief executive officer, after receiving board approval for the grants, finalized the list of recipients and amounts of awards. The strike price for the options was based on the closing price on the grant date. Our Omnibus Stock Plan allows the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. In order to encourage option exercises and share ownership, we also permit all option recipients to exercise options using shares of our common stock to pay the exercise price and withholding taxes, if any. Upon such exercise, we grant the employee a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are non-qualified options, exercisable at the then-current market price for the remainder of the original option’s term. Additional restoration options are not granted upon the exercise of restoration options. The shareholder-approved 2005 Omnibus Plan amendment eliminates the ability to grant restoration stock options upon the exercise of stock options granted after May 19, 2005 (the effective date of the amendment). Other than restoration options, all options granted vest 25 percent annually, beginning on the second anniversary date of the option grant, and are available to be exercised for up to 10 years from the date of grant. Options can only be exercised while the executive officer is an employee or subject to a non-competition agreement.

During 2007, there were no stock option grants issued to the named executive officers, other than the grant of restoration options. The option awards column of the Summary Compensation Table contains the fair value of the restoration options granted to each of the named executive officers as well as the fair value for the options that vested during 2005, 2006 and 2007. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

Equity Plan Acceleration

We do not have a separation plan or post-termination agreements for any employees, including executives, other than required by COBRA. Similarly, there are no change-in-control provisions for employees, including executives. The Compensation Committee has the discretion to accelerate vesting of restricted share and unit awards in the case of a change-in-control of the company. Vesting of Mr. Wiehoff’s 2000 restricted unit award explicitly cannot change for any reason, including a change in control. These plan characteristics are intended to align participant interests with shareholder interests.

Other Policies Regarding Equity Compensation Programs

Because we designed our restricted stock plan to be a significant portion of our executives’ compensation, and because the design of vested stock delivery results in significant ownership, we do not have a formal stock ownership requirement. Holding period restrictions beyond vesting are determined to ensure adequate holdings. We do have a company policy that prohibits any section 16 and other executives from trading in options on C.H. Robinson stock.

Employment Agreements

C.H. Robinson uses employment agreements to protect our employees, customers and suppliers from solicitation. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Additionally, incentive-eligible sales employees sign an agreement with a more specific non-solicitation clause, and certain restricted stock grant recipients, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance commitments to any employees including executives.

Employee 401(k) Retirement Plan

We believe that saving for retirement is an important goal for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of a qualified plan within ERISA and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their compensation to the 401(k) plan, subject to IRS limitations. To support our compensation objectives, the company matches 100 percent of the first 4 percent of compensation that employees contribute to the plan during the year. In addition, the company has historically made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. For 2007, the company contributed an additional 7 percent of every eligible employee’s compensation into his or her account in the plan, for a total of 11 percent for those employees also contributing at least 4 percent of their compensation to the plan. Employees control their investment decisions for money in their 401(k) plans. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock.

Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. Eligible employees who are employed at the end of each year are awarded a percentage of their compensation. This award is placed into the 401(k) plan as a profit sharing contribution. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for the chief executive officer and each of the other named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of a qualified plan within ERISA and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The price that employees pay for the shares is equal to 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account.

Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for the chief executive officer and each of the other named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our people: employee, spouse and dependent health, dental and vision; employee flexible spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and the Internal Revenue Code.

Officer-Only Benefit Plans

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we provide differentiated perquisites and compensation plans to our executives and key employees only where doing so uniquely supports our goal to attract and retain high quality executives and key employees. The only perquisites provided to executives in 2007 included:

(1)	Annual reimbursement for company approved tax services up to $2500.

(2)	Executive Life Insurance Policy. This death benefit of one-times annual cash compensation plus $500,000, not to exceed $800,000, is only a perquisite for executives with annual cash compensation of less than $800,000 since the standard employee benefit is one-times annual cash compensation.

(3)	Eligibility for Non-Qualified Deferred Compensation Plan. This plan allows officers to defer salary or incentive cash awards into the plan. The deferral and distribution elections are designed to meet the requirements of Internal Revenue Code Section 409A so as to defer taxation to the executive until the assets are transferred from the plan to the officer. In addition, this plan holds restricted stock awards made to officers and other managers of the company. The restricted shares remain in this plan until delivered to the recipient. Dividends on the performance based restricted awards are paid to the participants through our company’s payroll system. Dividends on Mr. Wiehoff’s time based restricted award are paid into this plan and used to purchase fully vested shares of company stock which are delivered after termination of employment.

(4)	The company pays for the withholding taxes for the executive life insurance and executive tax programs described above.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for the chief executive officer and each of the other named executive officers.

III. Compensation Process

The Compensation Committee

Our Compensation Committee consists of six directors all of whom are “independent” under applicable NASDAQ listing standards, and IRS and SEC rules and regulations. The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	reviewing corporate performance and the performance of the chief executive officer;

(2)	determining the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	reviewing the company’s compensation policies and practice;

(4)	overseeing the administration of the company’s incentive compensation and stock plans; and

(5)	overseeing the administration of the company’s benefit plans.

The Compensation Committee held four meetings during 2007. The Compensation Committee report on executive compensation is found on page 26 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chairman and chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers, including each of the other named executive officers. The Compensation Committee determines the chairman and chief executive officer’s compensation as well as approval of the compensation for the other named executive officers. Periodically, as part of the compensation design process, the Compensation Committee consults independent experts. During 2005, the Compensation Committee engaged a nationally recognized and reputable executive compensation consulting firm, Towers Perrin, to conduct a market benchmark analysis in preparation for executive compensation decisions. The study evaluated the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The study included general industry surveys, customized surveys of transportation companies done by many compensation consulting firms, and proxy data from Trucking, Transportation, Services and Minnesota-based companies. Since there is not an evident group of peer companies, utilizing averages from multiple survey data sets was chosen as the most applicable market benchmark reference point. These studies were used to determine the market benchmark for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation for 2007. We believe that conducting the benchmark study every two or three years is sufficient given the compensation philosophy and rate of market changes. Although performance, responsibilities, position tenure and experience are weighted more heavily in determining cash compensation than the market benchmark information, this data is still an important component of ensuring the attraction, retention and motivation of executives.

Equity Compensation

C.H. Robinson has consistently issued equity compensation awards since its initial public offering in October of 1997. Prior to November 2003, the company awarded stock options. There were option grants made on the day of the initial public offering and during each of the first quarters of 1999 through 2003. The strike price for these options was based on the closing market price of the company’s stock for the grant date. The grant date was determined when the chief executive officer finalized the list of recipients and amount of awards. In addition we made a small number of option grants when hiring experienced people. The strike price for these options was the closing market price of the company’s stock on the first date of employment. At the end of 2003 we moved to performance based restricted share and unit awards, for which the executives and certain other key employees have been given awards once every three years. Other employees are considered for awards annually.

Our chairman and chief executive officer presents equity recommendations to the Compensation Committee for our executive officers. A summary schedule of proposed awards for all other employees is also presented to the Compensation Committee. The Compensation Committee determines the chairman and chief executive officer’s equity award. The Compensation Committee approves the award levels for each of the executive officers and approves the total amount of equity to be granted to all other recipients. As discussed above, the Compensation Committee engaged a nationally recognized and reputable executive compensation consulting firm, to conduct a market benchmark analysis in 2005 for use in making executive compensation decisions including equity compensation. The equity awards granted to executives in 2005 were intended to cover a three-year period so the only 2007 awards granted to executives were for promotion or other recognized role changes and for restoration option awards. The grant date of awards for all employees is the date of Compensation Committee approval and the closing market price of the company’s stock for the grant date is used as the fair market value of the awards, subject to any adjustments as required under the accounting rules for the company’s performance based restricted shares.

IV. Named Executive Compensation

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff

The determination of the chairman and chief executive officer’s base salary, incentive compensation, and equity compensation for 2007 followed the policies explained above for executive compensation. The Compensation Committee annually conducts a separate performance evaluation in determining the chairman and chief executive officer’s compensation.

During 2007, John Wiehoff’s base salary remained the same as in 2006, at $400,000. As described above, base salaries are reviewed periodically but not necessarily adjusted annually. Mr. Wiehoff earned an incentive compensation award for 2007 in the amount of $1,230,000, which was paid in cash on January 31, 2008. The amount of this incentive was calculated based on his annual incentive compensation plan, as described in Section II above. The executives’ incentive compensation in 2007 awarded compensation for achieving adjusted earnings in certain ranges, in conjunction with achievement of individual performance criteria. The 2007 incentive compensation award exceeded the award in 2006 because of the growth of our company’s adjusted earnings. With adjusted earnings of $529 million, Mr. Wiehoff achieved the maximum award available under his incentive compensation plan. This resulted in a 15% increase in total cash compensation from 2006 to 2007 for Mr. Wiehoff. In addition, Mr. Wiehoff also achieved his individual performance metrics including executive talent development and succession planning, alignment of the business with annual and long-range business plans, and business development.

Mr. Wiehoff was granted 120,000 restricted shares during 2005 pursuant to the Omnibus Stock Plan. Mr. Wiehoff was not granted any restricted shares or stock options in 2006 or 2007 other than restoration options. Restricted shares granted in 2005 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2006. As described in Section II above, the actual vesting percentage for each year is determined by the following formula: year–over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares that are unvested at the end of the five years are forfeited back to the company. Restricted shares granted in 2005 vested 35 percent in 2006 and 27 percent in 2007, for a total of 62 percent, based on this formula. Mr. Wiehoff was also granted restricted shares in 2003. These shares are in the Deferred Compensation Plan and are fully vested. Based on the same formula, the vesting percentage was 23, 32, and 45 percent respectively for the three years of the 2003 restricted stock award.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ base salary, incentive compensation award, and equity compensation for fiscal 2007 followed the policies explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	title, role and relative experience;

(2)	tenure in their position;

(3)	individual performance;

(4)	financial performance of the company as a whole;

(5)	financial performance of the branches supervised, where applicable; and

(6)	results of market study performed by outside consulting firm.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

During 2007, Chad Lindbloom’s base salary remained the same as in 2006, at $260,000. As described above, base salaries are reviewed periodically but not necessarily adjusted annually. Mr. Lindbloom earned an incentive compensation award for 2007 in the amount of $328,698 which was paid in cash on January 31, 2008. The amount of this award was calculated based on his annual incentive compensation plan, as described in Section II above. The executives’ incentive compensation plan awarded compensation for achieving adjusted earnings in certain ranges. The 2007 incentive compensation award exceeded the award in 2006 because of the growth of our company’s adjusted earnings. This resulted in a 25% increase in total cash compensation from 2006 to 2007 for Mr. Lindbloom.

James E. Butts, Scott A. Satterlee, and Mark A. Walker

During 2007, the other named executive officers, James Butts, Scott Satterlee, and Mark Walker, each received an increase in base salary to $200,000 from $175,000 in 2006, as recognition for their expanded responsibilities. These officers each earned an incentive compensation award for 2007 in the amount of $413,875, which was paid in cash on January 31, 2008. The amount of their incentive awards were calculated based on their unique, individual annual incentive compensation plans, as described in Section II above. The executives’ incentive compensation in 2007 awarded compensation for achieving adjusted earnings in certain ranges. The 2007 incentive compensation awards exceeded the awards in 2006 because of the growth in adjusted earnings for the group of branches they supervise. The increased base salary and incentive award for these officers resulted in a 19% increase in total cash compensation from 2006 to 2007 for Mr. Butts and for Mr. Walker, and a 40% increase in total cash compensation for Mr. Satterlee. The incentive compensation plan for these three executives, as well as other executives responsible for the supervision of branches, sales and operations, does not typically cap at a maximum award.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. The Committee reviewed the potential consequences for the company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in 2007. The adoption by the shareholders at the 2005 Annual Meeting of the 2005 Management Bonus Plan and the amended and restated Omnibus Stock Plan permitted the company to issue compensation that qualifies as “performance-based compensation” in 2005 and subsequently.

Summary Compensation Table

Plan-Based Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2007	$400,000	$0	$1,441,090	$638,683	$1,240,000	$0	$30,450	$3,750,223
Chairman and Chief	2006	400,000	0	1,769,314	798,753	1,030,000	3,288	29,900	4,031,255
Executive Officer	2005	300,000	0	947,134	294,163	825,000	5,673	28,595	2,400,565

Chad M. Lindbloom	2007	260,000	0	415,409	232,045	328,698	0	27,936	1,264,087
Chief Financial Officer	2006	260,000	0	538,493	171,567	210,000	0	26,862	1,206,922
	2005	225,000	0	306,900	127,997	165,000	0	29,412	854,309

James E. Butts	2007	200,000	0	415,409	38,485	413,875	0	32,921	1,100,690
Vice President,	2006	175,000	0	538,493	133,778	340,000	1,543	31,033	1,219,847
Transportation	2005	150,000	0	230,175	93,884	280,000	10,972	30,825	795,856

Scott Satterlee	2007	200,000	0	415,409	121,655	413,875	0	27,529	1,178,468
Vice President,	2006	175,000	0	538,493	144,169	270,000	0	28,717	1,156,379
Transportation	2005	150,000	0	306,900	85,680	210,000	0	27,605	780,185

Mark A. Walker	2007	200,000	0	415,409	25,657	413,875	0	32,921	1,087,861
Vice President,	2006	175,000	0	538,493	76,787	340,000	2,502	32,144	1,164,926
Transportation	2005	150,000	0	230,175	94,793	280,000	8,739	26,831	790,538

(1)	The 2005 restricted stock grant which began vesting in 2006 and the 2003 restricted stock grant which began vesting in 2003 are available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: we average year-over-year growth rates in income from operations and diluted net income per share, and then add five percentage points to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage for the 2005 award was 35% in 2006 and 27% in 2007. The 2003 awards were fully vested at the end of 2005. During 2000 Mr. Wiehoff was granted a restricted unit award that vests ratably over 15 years. Dividends earned on Mr. Wiehoff’s 2000 restricted stock award are paid into the Deferred Compensation Plan and are used to purchase additional fully vested shares of company common stock. The resulting expense of these restricted stock grants is detailed below.

(Footnotes continue on following pages.)

		Expense related to grant issued in:
Name and Principal Position	Year	2000	2003	2005	Total
John P. Wiehoff	2007	$333,334		$1,107,756	$1,441,090
Chairman and Chief Executive Officer	2006	333,334		1,435,980	1,769,314
	2005	333,334	$613,800		947,134

Chad M. Lindbloom	2007			415,409	415,409
Chief Financial Officer	2006			538,493	538,493
	2005		306,900		306,900

James E. Butts	2007			415,409	415,409
Vice President, Transportation	2006			538,493	538,493
	2005		230,175		230,175

Scott Satterlee	2007			415,409	415,409
Vice President, Transportation	2006			538,493	538,493
	2005		306,900		306,900

Mark A. Walker	2007			415,409	415,409
Vice President, Transportation	2006			538,493	538,493
	2005		230,175		230,175

(2)	Includes the expense related to the vesting of options granted prior to 2004 and related to restoration options granted during the year:

Name and Principal Position	Year	Expense related to grant issued in:				Restoration Options	Total
		2000	2001	2002	2003
John P. Wiehoff	2007			$6,590	$93,840	$538,253	$638,683
Chairman and Chief Executive	2006		$8,880	79,080	93,840	616,953	798,753
Officer	2005	$14,683	106,560	79,080	93,840	—	294,163

Chad M. Lindbloom	2007			3,295	35,190	193,560	232,045
Chief Financial Officer	2006		3,552	39,540	35,190	93,285	171,567
	2005	2,349	42,624	39,540	35,190	8,294	127,997

James E. Butts	2007			3,295	35,190	—	38,485
Vice President, Transportation	2006		888	39,540	35,190	58,160	133,778
	2005	1,468	10,656	39,540	35,190	7,030	93,884

Scott Satterlee	2007			3,295	35,190	83,170	121,655
Vice President, Transportation	2006		888	39,540	35,190	68,551	144,169
	2005	294	10,656	39,540	35,190	—	85,680

Mark A. Walker	2007			2,197	23,460	—	25,657
Vice President, Transportation	2006		3,552	26,360	23,460	23,415	76,787
	2005	2,349	42,624	26,360	23,460	—	94,793

(3)	The dollar amount in this column represents the amount the named executive earned during the respective year under their individual non-equity incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	Earnings on Deferred Compensation	(2) Tax Reimbursements	(3) Discounted Securities Purchases	Payments/ Accruals on Termination Plans	(4) Registrant Contributions to Defined Contributions	Increase in Pension Actuarial Value	(5) Insurance Premiums	Other	Total
John P. Wiehoff	2007	$2,500	$0	$2,300	$0	$0	$24,750	$0	$900	$0	$30,450
Chairman and Chief	2006	2,500	0	2,300	0	0	24,200	0	900	0	29,900
Executive Officer	2005	1,875	0	920	0	0	25,200	0	600	0	28,595

Chad M. Lindbloom	2007	1,315	0	1,271	0	0	24,750	0	600	0	27,936
Chief Financial Officer	2006	1,415	0	647	0	0	24,200	0	600	0	26,862
	2005	2,425	0	1,187	0	0	25,200	0	600	0	29,412

James E. Butts	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921
Vice President,	2006	2,035	0	1,659	1,759	0	24,200	0	1,380	0	31,033
Transportation	2005	1,857	0	628	1,760	0	25,200	0	1,380	0	30,825

Scott A. Satterlee	2007	1,330	0	909	0	0	24,750	0	540	0	27,529
Vice President,	2006	2,500	0	1,477	0	0	24,200	0	540	0	28,717
Transportation	2005	1,250	0	615	0	0	25,200	0	540	0	27,605

Mark A. Walker	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921
Vice President,	2006	2,435	0	2,300	1,759	0	24,750	0	900	0	32,144
Transportation	2005	1,250	0	621	1,760	0	22,300	0	900	0	26,831

(1)	Represents the fair market value of tax services under the executive tax program.

(2)	Represents tax reimbursements on the executive tax program and the executive life insurance program.

(3)	Represents the discount on shares purchased under the company’s qualified employee stock purchase plan.

(4)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.

(5)	Represents taxable portion of premiums paid for life insurance for the named executive officer under the company’s qualified Group Life Plan.

Dividends Paid on Restricted Shares of Company Stock

	Year	Performance Based Restricted Shares (1)		Time Based Restricted Shares (2)		Total
Name and Position		Vested Shares	Unvested Shares	Vested Shares	Unvested Shares
John P. Wiehoff	2007	$92,720	$59,280	$116,116	$154,577	$422,693
Chairman and Chief Executive Officer	2006	45,600	68,400	76,035	127,526	$317,561
	2005	16,280	13,320	34,272	91,560	$155,432

Chad M. Lindbloom	2007	43,562	22,230	0	0	$65,792
Chief Financial Officer	2006	23,694	25,650	0	0	$49,344
	2005	8,720	6,660	0	0	$15,380

James E. Butts	2007	34,770	22,230	0	0	$57,000
Vice President, Transportation	2006	17,100	25,650	0	0	$42,750
	2005	6,105	4,995	0	0	$11,100

Scott Satterlee	2007	43,562	22,230	0	0	$65,792
Vice President, Transportation	2006	23,694	25,650	0	0	$49,344
	2005	8,720	6,660	0	0	$15,380

Mark A. Walker	2007	35,168	22,230	0	0	$57,398
Vice President, Transportation	2006	17,399	25,650	0	0	$43,049
	2005	6,299	4,995	0	0	$11,294

(1)	Dividends paid on these shares were paid directly to the named executive officer through the company’s payroll system.

(2)	Dividends paid on these shares were paid into the Deferred Compensation plan and were used to purchase additional fully vested shares of company stock. All vested shares under this award are paid after Mr. Wiehoff terminates employment with the company.

Grants of Performance Based Awards

	Year	(1) Performance Based Stock and Stock- Based Incentive Plans: Number of Shares, Units or Other Rights		(2) Grant Date Fair Value Under FAS 123R	Performance Based Options: Number of Securities Underlying Options	Non-Stock Incentive Plan Awards: Number of Units or Other Rights	Dollar Amount of Consider- ation Paid for Award, if any	Grant Date for Stock or Option Awards	Performance or Other Period Until Vesting or Payout and Option Expiration Date	Estimated Future Payouts
Name										Threshold (#)	Target (#)	Maximum (#)
John P. Wiehoff	2007	0		0	0	0	$0	—	0	0	0	0
Chairman and Chief Executive Officer	2006	0		0	0	0	0	—	0	0	0	0
	2005	120,000	(3)	4,102,800	0	0	0	12/7/2005	0	0	0	120,000

Chad M. Lindbloom	2007	0		0	0	0	0	—	0	0	0	0
Chief Financial Officer	2006	0		0	0	0	0	—	0	0	0	0
	2005	45,000	(4)	1,538,550	0	0	0	12/7/2005	0	0	0	45,000

James E. Butts	2007	0		0	0	0	0	—	0	0	0	0
Vice President, Transportation	2006	0		0	0	0	0	—	0	0	0	0
	2005	45,000	(5)	1,538,550	0	0	0	12/7/2005	0	0	0	45,000

Scott A. Satterlee	2007	0		0	0	0	0	—	0	0	0	0
Vice President, Transportation	2006	0		0	0	0	0	—	0	0	0	0
	2005	45,000	(6)	1,538,550	0	0	0	12/7/2005	0	0	0	45,000

Mark A. Walker	2007	0		0	0	0	0	—	0	0	0	0
Vice President, Transportation	2006	0		0	0	0	0	—	0	0	0	0
	2005	45,000	(7)	1,538,550	0	0	0	12/7/2005	0	0	0	45,000

(1)	These restricted shares granted in 2005 are available to vest over five calendar years beginning in 2006. The actual vesting percentage for each year is determined by the following: we average year-over-year growth rates in income from operations and diluted net income per share, and then add five percentage points to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage for 2006 was 35% and for 2007 was 27%.

(2)	The amounts in this column represent the grant date FAS123R value for the respective awards. Because these awards vest based on the financial performance of the company, the FAS 123R value will be expensed in the financial statements of the company based on the actual vesting percentage for each vesting year. These restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.

(3)	All vested shares will be paid out in five equal annual installments to Mr. Wiehoff beginning in January 2013.

(4)	All vested shares will be paid out to Mr. Lindbloom in January 2013.

(5)	All vested shares will be paid out in five equal annual installments to Mr. Butts after termination of employment.

(6)	All vested shares will be paid out in five equal annual installments to Mr. Satterlee beginning in January 2013.

(7)	All vested shares will be paid out in five equal annual installments to Mr. Walker after termination of employment.

Grants of All Other Equity Awards

(Restoration Grant Detail)

Name	Year	(1) Number of Securities Underlying Stock Options Granted (#)	Exercise or Base Price ($ per Share)	Expiration Date	Number of Shares of Stock or Units Granted (#)	Vesting Date	Grant Date
John P. Wiehoff	2007	47,927	55.75	1/31/2010	—	5/7/2007	5/7/2007
Chairman and Chief Executive Officer	2007	1,465	49.08	2/15/2009	—	10/30/2007	10/30/2007
	2006	54,863	47.92	1/31/2010	—	8/18/2006	8/18/2006
	2006	3,596	42.02	2/15/2009	—	11/6/2006	11/6/2006

Chad M. Lindbloom	2007	468	53.9	2/15/2009	—	5/1/2007	5/1/2007
Chief Financial Officer	2007	12,173	53.9	2/15/2012	—	5/1/2007	5/1/2007
	2007	1,056	53.9	2/7/2013	—	5/1/2007	5/1/2007
	2006	12,886	42.68	2/1/2011	—	2/14/2006	2/14/2006
	2006	2,302	42.68	1/31/2010	—	2/14/2006	2/14/2006
	2006	1,239	42.68	2/15/2009	—	2/14/2006	2/14/2006
	2005	240	31.34	2/15/2009	—	8/1/2005	8/1/2005
	2005	1,380	31.29	10/15/2007	—	7/29/2005	7/29/2005
	2005	804	31.29	2/15/2009	—	7/29/2005	7/29/2005

James E. Butts	2006	1,576	47.92	2/15/2009	—	8/18/2006	8/18/2006
Vice President, Transportation	2006	4,801	42.37	1/31/2010	—	11/14/2006	11/14/2006
	2005	1,309	41.25	10/15/2007	—	11/22/2005	11/22/2005

Scott A. Satterlee	2007	288	52.89	1/31/2010	—	2/2/2007	2/2/2007
Vice President, Transportation	2007	5,156	52.89	2/7/2013	—	2/2/2007	2/2/2007
	2006	5,689	42.83	2/15/2012	—	2/16/2006	2/16/2007
	2006	243	41.81	1/31/2010	—	11/8/2006	11/8/2006

Mark A. Walker	2006	1,331	47.31	10/15/2007	—	3/22/2006	3/22/2006
Vice President, Transportation	2006	1,594	47.31	1/31/2010	—	3/22/2006	3/22/2006

(1)	The options shown in this table are non-qualified restoration stock options and are granted pursuant to the company’s Omnibus Stock Plan. A restoration option (also referred to as a “reload” option) is granted when an original option is exercised and payment of the exercise price or tax withholding obligation is made by delivery of previously owned shares of company Common Stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Restricted Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	(1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	8,806	0	6.29688	2/15/2009	226,391	$12,252,281
Chairman and Chief	9,828	0	10.17250	1/31/2010
Executive Officer	80,000	0	14.00000	2/1/2011
	60,000	0	14.62500	2/15/2012
	60,000	20,000	14.82000	2/7/2013
	14,700	0	18.46000	2/15/2009
	5,212	0	18.46000	2/15/2009
	54,863	0	47.92000	1/31/2010
	3,596	0	42.02000	2/15/2009
	47,930	0	55.75000	1/31/2010
	1,465	0	49.08000	2/15/2009

Chad M. Lindbloom	1,400	0	6.29688	2/15/2009	17,100	925,452
Chief Financial Officer	27,556	0	10.17250	1/31/2010
	8,472	0	14.00000	2/1/2011
	6,836	0	14.62500	2/15/2012
	20,500	7,500	14.82000	2/7/2013
	804	0	31.28500	2/15/2009
	240	0	31.34000	2/15/2009
	1,239	0	42.68000	2/15/2009
	2,302	0	42.68000	1/31/2010
	12,886	0	42.68000	2/1/2011
	12,170	0	53.90000	2/7/2013
	1,054	0	53.90000	2/15/2012
	467	0	53.90000	2/15/2009

James E. Butts	8,000	0	14.00000	2/1/2011	17,100	925,452
Vice President, Transportation	13,354	0	14.62500	2/15/2012
	22,500	7,500	14.82000	2/7/2013
	1,576	0	47.92000	2/15/2009
	4,801	0	42.37000	1/31/2010

Scott A. Satterlee	1,500	0	10.17250	1/31/2010	17,100	925,452
Vice President, Transportation	8,000	0	14.00000	2/1/2011
	20,056	0	14.62500	2/15/2012
	12,500	7,500	14.82000	2/7/2013
	5,155	0	52.89000	1/31/2010
	288	0	52.89000	1/31/2010

Mark A. Walker	15,200	0	6.29688	2/15/2009	17,100	925,452
Vice President, Transportation	28,880	0	10.17250	1/31/2010
	32,000	0	14.00000	2/1/2011
	20,000	0	14.62500	2/15/2012
	15,000	5,000	14.82000	2/7/2013
	1,594	0	47.31000	1/31/2010

(1)	“Market Value” has been determined based on the last sale price of our Common Stock as reported by The NASDAQ National Market on December 31, 2007 ($54.12).

Option Exercises and Stock Vested

Name of Executive Officer		No. of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
John P. Wiehoff	Options	111,802		4,886,657	466,025
Chairman and Chief Executive Officer	Stock	54,999	(1)	2,976,542	1,441,090
Chad M. Lindbloom	Options	29,276		1,182,085	164,690
Chief Financial Officer	Stock	12,150	(2)	657,558	415,409
James E. Butts	Options	16,646		654,867	109,697
Vice President, Transportation	Stock	12,150	(2)	657,558	415,409
Scott A. Satterlee	Options	17,432		500,240	133,810
Vice President, Transportation	Stock	12,150	(2)	657,558	415,409
Mark A. Walker	Options	1,331		2,605	7,497
Vice President, Transportation	Stock	12,150	(2)	657,558	415,409

(1)	This number reflects 32,400 restricted shares vesting due to the financial performance of the company and 22,599 restricted shares vesting under a time based vesting award.

(2)	This number reflects restricted shares vesting based on the financial performance of the company.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
John P. Wiehoff	$0	$0	$0	$0	$0
Chairman and Chief Executive Officer
Chad M. Lindbloom	0	0	0	0	0
Chief Financial Officer
James E. Butts	0	0	0	0	0
Vice President, Transportation
Scott A. Satterlee	0	0	0	0	0
Vice President, Produce
Mark A. Walker	0	0	0	0	0
Vice President, Transportation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement. The Compensation Committee charter is posted on the C.H. Robinson Worldwide website at http://phx.corporate-ir.net/phoenix.zhtml?c=97366&p=irol-governance

Wayne Fortun

Robert Ezrilov

Kenneth Keiser

Rebecca Koenig Roloff

Gerald Schwalbach

Michael Wickham

The Members of the Compensation Committee of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 25, 2008 by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	15,361,616	9.049%
Morgan Stanley (3) 1585 Broadway New York, NY 10036	10,512,021	6.2%
Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	9,545,894	5.62%
The TCW Group, Inc. (5) 865 South Figueroa Street Los Angeles, CA 90017	8,697,854	5.1%
John Wiehoff (6)	1,218,038	*
Jim Butts (7)	855,221	*
Mark Walker (8)	307,682	*
Chad Lindbloom (9)	266,937	*
Scott Satterlee (10)	147,045	*
Robert Ezrilov (11)	151,255	*
Gerald Schwalbach	82,178	*
Wayne Fortun (12)	38,710	*
Brian Short (13)	30,076	*
Michael Wickham	7,200	*
ReBecca Roloff	7,415	*
Kenneth Keiser	4,790	*
Steven Polacek	1,152
All executive officers and directors as a group (15 persons)	2,720,105	2.03

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “Commission”), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 25, 2008 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 14, 2008, filed with the Securities and Exchange Commission. FMR LLC has sole voting power over 268,976 shares and sole dispositive power over 15,361,616 shares. FMR LLC reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment advisor to various investment company clients and that no one client accounts for more than five percent of the total outstanding Common Stock.

(3)

Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 13, 2008, filed with the Securities and Exchange Commission. Morgan Stanley has sole voting power over 10,333,633 shares and sole dispositive power over 10,512,021 shares. Morgan Stanley reported that it serves as an investment advisor to various investment company clients and that no one client accounts for more than five percent of the total outstanding Common Stock.

(4)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 14, 2008, filed with the Securities and Exchange Commission Wellington Management Company, LLP has shared voting power over 5,326,578 shares and shared dispositive power over 9,514,710 shares. Wellington Management Company, LLP reported that it is an investment adviser to various company clients and that no one client accounts for more than five percent of the total outstanding Common Stock.

(5)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 11, 2008, filed with the Securities and Exchange Commission. The TCW Group, Inc. has shared voting power over 7,052,262 shares and shared dispositive power over 8,697,854 shares. The TCW Group, Inc. reported that it’s wholly owned subsidiary TCW Business Unit serves as an investment advisor to various investment company clients and that no one client accounts for more than five percent of the total outstanding Common Stock.

(6)	Includes 59,508 shares owned by Mr. Wiehoff’s spouse and children, and includes 366,400 shares underlying options exercisable within 60 days. Also includes 364,612 restricted shares. These restricted shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the company, and vesting will not be accelerated for any reason. These restricted shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends on these shares were used to purchase 25,628 shares of C.H. Robinson common stock, which are fully vested. Such deferred shares have been placed in a non-qualified grantor trust for Mr. Wiehoff’s benefit. Mr. Wiehoff has the right to advise the trustee on how to vote such shares, but does not have dispositive power with respect to such shares. Also includes 80,000 restricted shares issued in 2003 and 120,000 restricted shares issued in 2005 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(7)	Includes 35,231 shares issuable upon exercise of outstanding options. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(8)	Includes 1,800 shares owned by Mr. Walker’s children and includes 70,628 shares underlying options exercisable within 60 days. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 524 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(9)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 86,824 shares underlying options exercisable within 60 days. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(10)	Includes 42,810 shares issuable upon exercise of outstanding options. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(11)	Includes 46,000 shares underlying options exercisable within 60 days.

(12)	Includes 22,000 shares underlying options exercisable within 60 days.

(13)	Includes 10,000 shares underlying options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than ten percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than ten percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than ten percent beneficial owners were complied with in 2007.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the Investors page of our website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is composed of the following independent directors: Robert Ezrilov, Steven Polacek, ReBecca Roloff, Gerald Schwalbach, and Brian Short. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mssrs. Ezrilov, Polacek, Schwalbach and Short each qualifies as an “Audit Committee Financial Expert”, as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2007. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Robert Ezrilov

Steven Polacek

ReBecca Roloff

Gerald Schwalbach

Brian Short

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31,2008. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the aggregate fees for audit services rendered by the independent auditor for the audit of the company’s annual consolidated financial statements for the year ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by the independent auditor during the same periods.

Fees	2007	2006
Audit Fees (a)	$1,033,889	$973,757
Audit-Related Fees (b)	35,516	123,008
Tax Fees (c)	158,778	108,006

Total	$1,228183	$1,204,771

(a)	Fees for audit services billed or expected to be billed relating to 2007 and 2006 consisted of:

•	Audit of the company’s annual financial statements

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to SEC matters

(b)	Fees for audit-related services billed consisted of:

•	Employee benefit plan audit in 2007 and 2006

•	Due diligence associated with potential acquisitions in 2006

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $135,167 and $52,200 2007 and 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $23,611 and $55,806 in 2007 and 2006, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2006 and 2007 were pre-approved following the policies and procedures of the Audit Committee.

Pre-Approval Policy

This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of the work being performed, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed by solicitation in person, or by telephone, or by facsimile, by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2009 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a shareholder to be presented at the 2009 Annual Meeting of Shareholders and to be included in C.H. Robinson’s proxy statement must be received at the company’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, no later than the close of business on December 16, 2008. Proposals should be sent to the attention of the Secretary. Our company’s Bylaws require that in order for business to be properly brought before the 2009 Annual Meeting of Shareholders by a shareholder, the shareholder must give written notice of their intent to bring a matter before the annual meeting no later than February 14, 2009. Each such notice should be sent to the attention of the Secretary, and must include certain information about the shareholder who intends to bring such matter before the meeting and the business they want to be conducted. These requirements are provided in greater detail in the company’s Bylaws. C.H. Robinson intends to exercise its discretionary authority with respect to any matter not properly presented by February 14, 2009.

GENERAL

Our Annual Report for the fiscal year ended December 31, 2007 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the caption “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed to be (i) incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference, and (ii) “soliciting material” or to be “filed” with the SEC.

By Order of the Board of Directors

Linda U. Feuss
Secretary

April 4, 2008

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, MN 55347

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 15, 2008

1:00 p.m., Central Daylight Savings Time

C.H. Robinson Worldwide, Inc. 14800 Charlson Road, Eden Prairie, Minnesota	Proxy

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

The undersigned hereby appoints John P. Wiehoff and Linda U. Feuss, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of C.H. Robinson Worldwide, Inc. to be held in the branch office of C.H. Robinson Worldwide, Inc., 14800 Charlson Road, Eden Prairie, Minnesota on the 15th day of May, 2008, at 1:00 p.m. C.D.T. and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion upon any other matters that may properly come before the meeting:

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, Proposal 2 and Proposal 3. The tabulator cannot vote your shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this Proxy.

See reverse for voting instructions.

There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE – TOLL FREE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time (CT) the day before the cut-off date or meeting date. Please have your proxy card in hand when you call and then follow the instructions.

If you vote by phone, please do not mail your Proxy Card

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time (CT) on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you vote by Internet, please do not mail your Proxy Card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to C.H. Robinson Worldwide, Inc., c/o ADP, 51 Mercedes Way, Edgewood, New York, 11717.

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Unless you indicate otherwise, this Proxy will be voted FOR Proposals 1, 2 and 3.

1. Election of directors:	01 Robert Ezrilov 02 Wayne M. Fortun 03 Brian P. Short	☐	FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY to vote from all nominees

(Instructions: To withhold authority to vote for one or more individual nominees, write the number(s) of the nominee(s) in the space provided to the right.)

2. Ratification of the selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm.	☐	For	☐	Against	☐	Abstain

3. In their discretion, consider and act upon such other matters as may properly come before the meeting or any adjournments thereof

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change?    Mark Box  ☐    Indicate changes below:

Dated: , 2008

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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